Exhibit 10.3

SERVICES AGREEMENT
BETWEEN
MATERIAL TECHNOLOGIES, INC.
AND
SOUTHERN UTAH ENGINEERING EXPERTS, LLC

Customer:                                                         Material Technologies, Inc.
                                                                        11661 San Vicente Blvd., Suite 707
                                                                        Los Angeles CA 93301

Contact:                                                           Robert M. Bernstein

Phone:                                                              (310) 208-5589
Fax:                                                                  (310) 473-3177

Contractor:                                                       Southern Utah Engineering Experts, LLC
                                                                        3011 Kings Court Lane
                                                                        Washington, UT 84780

Contact:                                                           Dr. Monty A. Moshier

Phone:                                                              (435) 215-4183
Fax:                                                                  (888) 207-6053

Contract Number:                                             MATECH-2007-01

Period of Performance:                                     Start Date:  August 1, 2007
                                                                        Stop Date:  July 31, 2008

Contract Type:                                                 Time and Materials (see Exhibit A)

“EFS Development and Non-destructive inspection of bridges”

                                                                                                          Contract MATECH-2007-01

TABLE OF CONTENTS

Cover Page
Table of Contents
Preamble
Recitals
Articles:        I   -  Statement of Work
                   II   -  Period of Performance
                 III   -  Agreement Type
                 IV   -  Price
                  V   -  Invoicing and Payment
                 VI   -  Key Personnel
                VII   -  Technical Communications
               VIII   -  Contract Administration
                 IX   -  Sources of Information
                  X   -  Approval for Public Release
                 XI   -  Restrictive Use of Data/ Confidentiality
                XII   -  Indemnification
               XIII   -  Limited Liability/ Independent Contractor
              XIV   -  Non-Solicitation of Employees
                XV   -  Note on Changes
              XVI   -  Termination of Agreement
             XVII   -  Nonwaiver of Requirements
            XVIII   -  Entire Agreement
              XIX   -  General Provisions

PREAMBLE

This Services Agreement (the “Agreement”) is entered into by and between Material Technologies, Inc., a Delaware corporation (“MATECH”) and Southern Utah Engineering Experts, LLC, a Utah limited liability company (the “Contractor”) (individually, a “Party”; collectively, the “Parties”).

RECITALS

This Agreement is effective August 1, 2007.  Pursuant to the terms of this Agreement, MATECH desires the Contractor to perform, and the Contractor desires to perform for MATECH, Electrochemical Fatigue Sensor Non-destructive inspection of bridges.  Now therefore, in consideration of the promises and mutual agreements hereinafter set forth, the Parties hereto mutually agree as follows:

ARTICLE I - STATEMENT OF WORK

The nature of the work to be performed under this Agreement includes research and development of the Electrochemical Fatigue Sensor system and Fatigue Fuse, field installations, field inspections, analysis of data, report writing, training and all other work needed to support all products serviced by MATECH, and all services set forth in Exhibit A attached hereto, as amended from time to time, and incorporated herein by this reference (collectively, the “Services”).  Under the direction of MATECH’s Program Manager (the “PM”), the Contractor shall provide the necessary personnel, facilities, and materials (except as are herein specified to be furnished by MATECH), and do all that is necessary or incidental to the accomplishment of satisfactory and timely performance of the Services.

ARTICLE II - PERIOD OF PERFORMANCE

The period of performance for the work described in Article I shall commence August 1, 2007, and shall conclude on July 31, 2008, subject to additional one-year extensions upon the Parties’ mutual written agreement.  The Contractor is advised that the work and deliverables required hereunder must be submitted in a timely fashion and in accordance with the terms of the Agreement.

ARTICLE III – AGREEMENT TYPE

This Agreement is to be performed on a “Time and Materials” basis as set forth in Article I and Exhibit A.

ARTICLE IV - PRICE

MATECH will be obligated to compensate the Contractor for any and all amounts deemed necessary to perform the Services as set forth in this Agreement.  All field inspections to be done and all travel and travel time shall be invoiced pursuant to Article V hereunder.

ARTICLE V - INVOICING AND PAYMENT

A)    Payment of Costs:  The Contractor will submit an invoice at the end of each calendar month for Services performed using the rates and expense schedule below.  The invoice rate for any persons not listed below shall be individually negotiated between the Parties, in good faith.

Charge                                                                        Amount to be Invoiced
Monty Moshier – Chief Engineer                                  $ 125.00 per hour
Ryan Brinkerhoff– Senior Engineer                               $ 100.00 per hour
Dallin Leach – Senior Engineer                                     $ 100.00 per hour
Chris Oliphant – Engineer                                             $  85.00 per hour
Dave Rees – Engineer                                                  $  85.00 per hour
Doug Terry – Tech                                                      $  70.00 per hour
Per diem travel expenses                                              $  50.00
Lodging and transportation costs                                  Actual costs
Other applicable expenses                                           Actual costs incurred

B)    The invoice for payment may be submitted to:

       Material Technologies, Inc..
       11661 San Vicente Blvd., Suite 707
       Los Angeles CA 93301

C)    The invoice shall contain sufficient details.  These details shall include, but not be limited to:

       1)     Invoice number
       2)     Contract number
       3)     Contract phase
       4)     Costs billed for the effort

D)    MATECH shall make payment within 14 days of receipt of a proper invoice, as described herein, subject to review of invoice and authorization of payment by MATECH’s Program Manager.

ARTICLE VI - KEY PERSONNEL

The services of the Chief Engineer of Contractor, Dr. Monty A. Moshier, are deemed to be essential to the successful performance of this Agreement.  No substitutions, replacements, or reassignments may be made without prior written consent from the MATECH

Contract Administrator (as described below).  Unauthorized substitutions, replacements, or reassignments shall be a material breach of this Agreement and, as such, may warrant termination for cause.

ARTICLE VII - TECHNICAL COMMUNICATIONS

MATECH and its designated PM shall serve as the direct point of contact with Contractor during the performance of this Agreement.

ARTICLE VIII - CONTRACT ADMINISTRATION

A)    The following are hereby designated:

MATECH CONTRACT ADMINISTRATOR / PROGRAM MANAGER
       Bill Berks
       Material Technologies, Inc.
       11661 San Vicente Blvd., Suite 707
       Los Angeles CA 93301
       Telephone: (310) 208-5589 or (310) 545-6117
       Fax: (310) 473-3177 or (310) 545-2164

B)    All questions and guidance dealing with technical matters will be directed to the MATECH PM.

C)    All matters of a non-technical nature shall be directed to the MATECH Contract Administrator.  No changes in the terms and conditions of this Agreement, including changes of a technical nature that constitute changes in the scope of work or other terms and conditions, shall be made without the prior written approval and authorization of the MATECH Contract Administrator.  Contractor is responsible for ensuring that all Contractor personnel are knowledgeable and cognizant of this provision.

D)    Copies of all technical and non-technical correspondence pertaining to this Agreement, including letters of transmittal, will be directed to the MATECH Contract Administrator.

E)    No information other than that which may be contained in an authorized amendment to the Agreement issued by the MATECH Contract Administrator which may be received from any person employed by MATECH or otherwise, will be grounds for deviation from any stipulation of this Agreement.

ARTICLE IX - SOURCES OF INFORMATION

The results of the research to be delivered to MATECH under this Agreement shall embody the most recent reliable information in the field which is available to the Contractor from private and governmental sources, and the Contractor agrees to utilize all sources of such information available to it.

ARTICLE X - APPROVAL FOR PUBLIC RELEASE

MATECH recognizes that under Contractors’ policy, the results of the project must be publishable and agrees that researchers engaged in the project shall be permitted to present at symposia, national or regional professional meetings and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of project, provided, however, that MATECH shall have been furnished copies of any proposed publications or presentations at least 30 days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party.  MATECH shall have 30 days, after receipt of said copies, to object in writing to such proposed presentation or proposed publication either because there is patentable subject matter which needs protection or there is confidential information (as more clearly described below) of MATECH contained in the proposed publication or presentation.  In the event that MATECH makes such objection, the Parties shall negotiate an acceptable version, and the researcher(s) shall refrain from making such publication or presentation in order for MATECH to file patent application(s) with the United States Patent and Trademark Office and/or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation.

ARTICLE XI - RESTRICTIVE USE OF DATA/ CONFIDENTIALITY

          (a)  Disclosure to MATECH. Contractor shall disclose promptly to MATECH all ideas, inventions, works of authorship (including but not limited to designs, drawings or plans, computer hardware and firmware, circuit designs, and computer programs, software, and documentation), improvements, or discoveries (“Work Product”), whether or not they can be protected by copyright, patent or any other kind of statutory or non-statutory protection, which Contractor during the term of this Agreement conceives, makes, develops, or works on, in whole or in part, solely or jointly with others, whether or not reduced to drawings, written description, documentation, models, or other tangible form, if (i) Contractor developed the Work Product using any equipment, supplies, facility, or trade secret information of MATECH, and (ii) Contractor developed the Work Product during time for which MATECH paid Contractor.

          (b)  Assignment to MATECH.  Contractor agrees that all Work Product which Contractor must disclose under this Agreement shall belong to MATECH, its successors, and its assigns without further consideration and agrees to and does hereby assign such Work Product to MATECH, its successors and assigns.  Contractor also agrees that MATECH shall have the right to keep all assigned Work Product as trade secrets.  During and after the term of this Agreement, Contractor shall assist MATECH in obtaining patents, copyrights or other protection in any country on any or all of Contractor's assigned Work Product as MATECH may choose, for the use and benefit of MATECH, its successors or assigns.  During and after the term of this Agreement, Contractor shall execute all documents, make and keep records, give evidence and testimony at MATECH’s expense, and do all things necessary to obtain protection of Contractor’s assigned Work Product, to vest MATECH to the full and exclusive title thereto, and to protect the same against infringement by others.

          (c)  Retention of Data, and Records.  Contractor agrees that all data and records coming into Contractor’s possession or kept by Contractor in connection with this Agreement, including but not limited to, notebooks, drawings, blueprints, computer program and software documentation, bulletins, parts lists, and reports are the sole and exclusive property of MATECH.  Contractor agrees to return to MATECH all copies of such data and records upon termination of this Agreement unless specific written consent is obtained from MATECH to retain any such data or records.

          (d)  Confidential Information.  Contractor will regard and preserve as confidential and will not divulge to unauthorized persons, or use or permit persons who are under Contractor's direction or supervision to use for any purpose other than providing the Services to MATECH, either during or after the term of this Agreement any information, matter, or thing of secret, confidential or private nature connected with the business of MATECH or any of its suppliers, customers or affiliates without the prior written consent of the President of MATECH until such time as such information otherwise becomes public knowledge.  Included within the meaning of the foregoing are matters of a technical nature, such as know-how, formulae, computer programs, software and documentation, secret processes, machines, inventions and research projects; matters of a business nature, such as information about costs, profits, markets, sales, customers, suppliers, and employees (including salary, evaluation, and other personnel data); plans for further development; and any other information of a similar nature to the extent not available to the public.  In these regards, although certain information or technology may be generally known in the relevant industry, the fact that MATECH uses same, and how MATECH uses same, may not be so known and therefore is subject to non-disclosure and non-use.  Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry docs not mean that the manner in which MATECH combines them and the results obtained thereby are so known and in such instance are also subject to non-disclosure and non-use.

Excluded from the restrictions imposed in this Paragraph 12(d) is information known to Contractor prior to its disclosure to Contractor by MATECH.   Contractor agrees that before making any disclosure or use of confidential information not previously approved in writing by MATECH in reliance upon the foregoing exclusion or the fact that the information is public knowledge (other than through MATECH's own public disclosure) or has been disclosed to Contractor without restriction as a matter of right by a third party, Contractor will give MATECH at least ten business days prior written notice specifying the applicable reason and the circumstances giving rise thereto.  Contractor shall have the burden of proving by clear and convincing evidence that the given reason applies to such information under such circumstances.  Contractor’s obligations of confidentiality under this Agreement will expire five years after the term or expiration of this Agreement.

          (e)  Outside Engagements. Contractor and MATECH agree that during the term of this Agreement, Contractor may continue to consult for those persons or entities provided that such consulting does not relate to the Fatigue Fuse or the Electrochemical Fatigue Sensor or future products developed and owned by MATECH.

          (f)   Third Party Confidential Information.  Contractor will not disclose to MATECH or use for the benefit of MATECH any confidential information derived from third parties.  If Contractor is in doubt as to the confidential status of any information, or if any information is alleged by a third party to be proprietary, Contractor will refer to MATECH the question of whether such information is available for disclosure and use for the benefit of MATECH.

ARTICLE XII - INDEMNIFICATION

Each Party (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement; including breach of the Indemnifying Party of this Agreement.  The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense.  If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

The rights and obligations of the Parties under this Article shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

ARTICLE XIII - LIMITED LIABILITY/ INDEPENDENT CONTRACTOR

All persons assigned duties or performing work for the Contractor shall at all times and for all purposes in performance of said work be considered employees or agents of the Contractor.  Payment of federal and state, Social Security or any other form of payroll taxes or deductions with respect to such employees shall be the responsibility of the Contractor.  The Contractor, in all matters relating to this Agreement, shall be acting as an independent contractor.  Neither the Contractor nor any of the persons furnishing materials or performing work or services which are required by the Agreement are employees of MATECH within the meaning of or the application of any federal or state unemployment insurance law or other Social Security or any Workers’ Compensation, industrial accident law or other industrial or labor law.  The Contractor, at its own expense, shall comply with such laws and assume all obligations imposed by any one or more of such laws with respect to this Agreement.  Further, Contractor agrees to hold MATECH harmless for any injury or liability incurred by Contractor or its employees caused by negligence or wrongful acts of the same.

ARTICLE XIV – NON-SOLICITATION OF EMPLOYEES

During the term of this Agreement and for one year thereafter, neither the Contractor nor any officer, director, employee, representative, or other agent thereof shall, directly or indirectly, contact, solicit, entice, induce, or hire any person who is employed by or associated with MATECH, nor any person who was formerly employed by or associated with MATECH.  Likewise, during the term of this Agreement and for one year thereafter, neither MATECH nor any officer, director, employee, representative, or other agent thereof shall, directly or indirectly, contact, solicit, entice, induce, or hire any person who is employed by or associated with the Contractor, nor any person who was formerly employed by or associated with the Contractor.

ARTICLE XV - NOTE ON CHANGES

Notwithstanding any other provisions herein to the contrary, the Contractor shall not be reimbursed for work done in fulfillment of changes ordered hereunder unless said changes were made in accordance with written change notices and/or amendments to this Agreement by MATECH Contract Administrator.

ARTICLE XVI - TERMINATION OF AGREEMENT

          (a)  Material Breach.  If either Party is in material breach this Agreement, the non-breaching party may serve the breaching Party with a written notice specifying the material breach and requesting the breaching Party to cure it.  If the breaching Party fails to cure the material breach within ten days after its receipt of the notice, the non-breaching party may terminate this Agreement by sending a written notice of termination to the breaching Party.  The termination of this Agreement shall take effect immediately on the receipt of such notice of termination by the breaching party.

          (b)  Termination Absent a Breach.  Neither Party shall have the ability to unilaterally terminate the Agreement, except as specifically permitted by provisions of this Agreement.  A party specifically granted the ability to terminate this Agreement for any reason not covered by subsection (a) of this paragraph, may exercise this right by sending the other Party a written notice stating that it is terminating the Agreement and citing the specific paragraph and subparagraph providing the party with the ability to terminate the Agreement.  The termination of this Agreement shall take effect 30 days following the other Party’s receipt of this notice.  This sub-paragraph shall not apply to any termination arising from a material breach.

          (c)  Effect of Termination.  On any termination of this Agreement pursuant to this paragraph, the Contractor may immediately cease providing Services to MATECH, and neither Party shall have any further obligation to the other under the Agreement, provided that neither Party shall be relieved from any obligations or liabilities arising under the Agreement prior to its termination.

ARTICLE XVII - NONWAIVER OF REQUIREMENTS

MATECH’s failure to assert compliance with any of the terms, conditions, or provisions contained herein shall not be construed as a waiver of such requirement(s) and Contractor shall remain obligated to comply as stated herein.

ARTICLE XVIII - ENTIRE AGREEMENT

This Agreement contains all of the agreements, representations, and understandings of the Parties.  This document supersedes and replaces any and all previous understandings, commitments, or agreements (oral and written) relating to the subject matter of this Agreement.  All acts of performance under MATECH Authorization to Proceed or Letter Contract, if any, shall be deemed to be performed under the provisions and authorization of this Agreement.

ARTICLE XIX – GENERAL PROVISIONS

          (a)    Attorneys’ Fees.  In the event of any legal, equitable or administrative action or proceeding brought by any Party against another Party under this Agreement, the prevailing Party shall be entitled to recover the reasonable fees of its attorneys and any costs incurred in such action or proceeding including costs of appeal, if any, in such amount that the court or administrative body having jurisdiction over such action may award.

          (b)   Governing Law; Jurisdiction.  This Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of California in the United States of America without giving effect to any conflict of laws principles.  The Parties hereby consent to the personal jurisdiction of the courts of the County of Orange, California, and waive any rights to change venue.

          (c)    Invalid Provisions.  If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable.  This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

          IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

MATERIAL TECHNOLOGIES, INC.                    SOUTHERN UTAH ENGINEERING
a Delaware corporation                                             EXPERTS, LLC
                                                                                    a Utah limited liability company

By:          /s/ Robert M. Bernstein                                  By:       /s/ Doug Terry

Name:     Robert Bernstein                                            Name:  Doug Terry

Title:        President                                                       Title:     Business Manager

EXHIBIT A
TIME AND MATERIALS

          Services performed under this Agreement shall be based on Time and Materials.  Additional Services shall be negotiated between the Parties in good faith.

1. Bridge Inspections.

2. The following tasks involving the further development of the EFS:

Algorithm completion
Porting to C (John Nehrbass)
Lab testing to implement algorithm
Interface alorithm with hardware, incl. licensing
Prepare training materials
Test and debug 2 & 4 channel PDLs
Productize all hardware, incl. New PDL enclosure

3. Other tasks as may be negotiated between the Parties.